Filed pursuant to Rule 424(b)(2)

Registration No. 333-175038

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated July 11, 2011

and to Prospectus dated June 29, 2011)

Amendment to Equity Purchase Agreement with Southridge Partners II, LP

This prospectus supplement supplements and amends the prospectus dated June 29, 2011 included in our registration statement on Form S-3 (File No. 333-175038) filed with the U.S. Securities and Exchange Commission on June 21, 2011 and declared effective by SEC on June 29, 2011, as supplemented by the prospectus supplement dated July 11, 2011 (as so supplemented, the “Prospectus”). The Prospectus relates to the offering of up to $5,000,000 of our common stock to Southridge Partners II, LP, or Southridge, under an Equity Purchase Agreement entered into on July 11, 2011. You should read this prospectus supplement in conjunction with, and may not be delivered or utilized without, the Prospectus, and this prospectus supplement is qualified by reference thereto (including the documents incorporated by referenced therein), except to the extent that the information in this supplement supersedes the information contained in the Prospectus.

Under the Equity Purchase Agreement, the Company has a right, but not an obligation, to sell newly-issued shares of its common stock to Southridge. Southridge’s purchase commitment under the Equity Purchase Agreement was scheduled to expire on the earlier of July 11, 2013, or the date on which aggregate purchases by Southridge under the Agreement total $5,000,000. On April 3, 2013, the Company amended the Equity Purchase Agreement and agreed to extend Southridge’s purchase commitment thereunder for an additional year, expiring July 11, 2014. The maximum amount of Southridge’s aggregate purchase commitment under the Equity Purchase Agreement remains unchanged at $5,000,000. As of the date of this prospectus supplement, the Company has sold shares to Southridge representing $2,750,000 of this maximum commitment amount.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the referenced prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is April 4, 2013.